Exhibit 10.5(a)

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS AGREEMENT. THE REDACTIONS ARE INDICATED WITH THREE ASTERISKS (“***”). A COMPLETE VERSION OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

PAY-AS-YOU-GO CAPITAL CONTRIBUTION AGREEMENT

This PAY-AS-YOU-GO CAPITAL CONTRIBUTION AGREEMENT, dated as of June 22, 2007 (this “Agreement”), is entered into by and between EFS Noble Holdings, LLC, a Delaware limited liability company (“Contributing Member”), Noble Environmental Power 2006 Hold Co, LLC, a Delaware limited liability company (the “Company”), and Noble Environmental Power Hold Co. Prime, LLC, a Delaware limited liability company (“Noble Holdco”).  Each Class A Equity Investor (as defined below), the Company and Noble Holdco is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

A.            WHEREAS, pursuant to the Membership Interest Purchase and Equity Capital Contribution Agreement of even date herewith, by and among Contributing Member, the Company and Noble Holdco (the “Contribution Agreement”), the Class A Equity Investors will acquire from the Company certain Class A Units (as defined therein);

B.            WHEREAS, the Parties desire to enter into this Agreement to set forth their agreement regarding certain capital contributions to be made by the Class A Equity Investors to the Company.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.01.       Definitions.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Contribution Agreement, and the rules of interpretation set forth in the Contribution Agreement shall apply to this Agreement as if set forth herein.  The following terms shall have the following meanings:

“Acceptable Power Purchaser” means NYISO, any Person purchasing power in the bid-based markets administered by NYISO, or any other Person that is an “unrelated person” to the Company within the meaning of Section 45(a)(2)(B) of the Code; provided that Noble Holdco shall not be an Acceptable Power Purchaser.

“Capital Contribution” has the meaning set forth in the LLC Agreement.

“Class A Member” has the meaning set forth in the LLC Agreement.

“Collateral Documents” has the meaning set forth in the Financing Agreement.

“Contribution Invoice” has the meaning set forth in Section 3.02.

“Contribution Period” means the period beginning on the Initial Equity Capital Contribution Date and ending on the date that the PTC Periods with respect to all Wind Turbines have expired.

“Eligible Energy Production” means, with respect to any Fiscal Quarter or applicable portion thereof, the product of (a) the total number of kWhs produced by the Wind Turbines and sold by the Project Companies to Acceptable Power Purchasers during such period as measured, for sales into the NYISO markets, at the point at which power is delivered to facilities controlled by NYISO at a NYISO recognized node, and measured, for sales to a particular power purchaser, at the delivery point specified under the relevant power purchase agreement multiplied by (b) a fraction, the numerator of which is the number of Eligible Wind Turbines, and the denominator of which is the total number of Wind Turbines; provided that, for the avoidance of doubt, if the number of Eligible Wind Turbines increases or decreases during such period, Eligible Energy Production shall be determined separately for the portions of such period preceding and following any such increases or decreases.

“Eligible Wind Turbine” means, with respect to any Fiscal Quarter or applicable portion thereof, a Wind Turbine that has achieved Turbine Substantial Completion and with respect to which (a) PTCs are available for the production and sale of electricity therefrom and (b) the Company or any Project Company is the owner (or is treated as the owner of such Wind Turbine for federal income tax purposes).

 “kWh” means kilowatt per hour of electricity.

“PAYG Capital Contribution” has the meaning set forth in Section 3.01.

“PTC Period” means, with respect to any Wind Turbine, the ten year period beginning on the date that such Wind Turbine has achieved Turbine Substantial Completion.

“Quarterly Contribution Amount” means, with respect to any Fiscal Quarter or applicable portion thereof, *** percent (***%) of the product of (a) two cents (or such other amount as may be provided from time to time for renewable energy production tax credits under Section 45 of the Code or any successor provision and any Treasury Regulations promulgated or Internal Revenue Service rulings or notices issued thereunder), as may be adjusted based on inflation pursuant to Section 45(b)(2) of the Code, applicable to such Fiscal Quarter or portion thereof multiplied by (b) Eligible Energy Production for such Fiscal Quarter or portion thereof; provided that, for the avoidance of doubt, if the number of Eligible Wind Turbines increases or decreases during such period, the Quarterly Contribution Amount shall be determined by (i) treating the portions of such period preceding and following any such increases or decreases as separate parts, (ii) applying the preceding formula separately to each such part, and (iii) aggregating the amounts determined for all such parts.

“Related Party” has the meaning set forth in the LLC Agreement.

“Revised Contribution” has the meaning set forth in Section 3.03.

“Revised Contribution Invoice” has the meaning set forth in Section 3.03.

“Revised Invoice” has the meaning set forth in Section 3.03.

“Turbine Substantial Completion” has the meaning set forth in the LLC Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.01.       Representations and Warranties.  Each Class A Equity Investor hereby represents and warrants to the Company and to Noble Holdco as of the date hereof, on the Initial Equity Capital Contribution Date, and, with respect to any Person hereafter admitted as a Class A Equity Investor that accedes and becomes a Party to this Agreement pursuant to Section 6.04 hereof, such Person represents and warrants to the Company and Noble Holdco as of the date such Person becomes a Party hereto:

(a)           Organization and Good Standing.  It is duly organized, validly existing and in good standing under the laws of its state of formation, with full power and authority to carry on its business as such business is now conducted.

(b)           Authorization, Execution and Enforceability.  It has full corporate, limited liability company, general partnership or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to make its respective PAYG Capital Contributions and to consummate the transactions contemplated hereunder.  The execution and delivery by it of this Agreement, and the consummation by it of the transactions contemplated hereunder, have been duly authorized by all necessary corporate, limited liability company, general partnership or limited partnership action, as applicable.  This Agreement has been duly executed and delivered by it.  This Agreement constitutes a valid and binding obligation, enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(c)           Legal Proceedings.  There is no action, claim, suit, investigation or proceeding (including, but not limited to, any arbitration proceeding) of any nature, at law or in equity, pending or, to its Knowledge, threatened by or against it, its directors, officers, employees, agents of it, or any of its Affiliates involving, affecting or relating to the transactions contemplated hereunder or, when executed and delivered, the LLC Agreement, or its ability to complete the transactions contemplated hereunder or thereunder.  It is not subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority or arbitral body involving, affecting or relating to the transactions contemplated hereunder or, when executed and delivered, the LLC Agreement, or its ability to complete the transactions contemplated hereunder or thereunder.

(d)           No Violation.  The execution, delivery and performance by it of this Agreement and, when executed and delivered, the LLC Agreement, and the consummation by it of the transactions contemplated hereunder or thereunder do not and will not: (i) violate or conflict with any provision of its Charter Documents; (ii) violate any Applicable Law (it being understood that no representation is made as to any rules or regulations of FERC); (iii) violate in any material respect, result in a material breach of, constitute (with due notice or lapse of time or both) a material default, or result in an Encumbrance being created or imposed upon any of its properties or Assets, under any material contract to which it is a party or by which its property is bound, which material violation, material breach, material default or Encumbrance would adversely affect its ability to perform its obligations under this Agreement or, when executed and delivered, the LLC Agreement; (iv) impose any adverse impact on the ability of any Project Company to comply with the Federal Power Act as it exists as of the date hereof (including maintaining compliance with FERC’s market-based rate authority requirements); or (v) cause any Project Company, Noble Holdco or the Company not to be entitled to the exemptions from regulation afforded to an EWG or a “holding company”, as such term is defined in PUHCA, of one or more EWGs that is a “holding company” solely by virtue of its ownership interests in one or more EWGs.

(e)           Governmental Approvals.  No Governmental Approval is required to be obtained or made by it for the execution, delivery and performance by it of this Agreement or, when executed and delivered, the LLC Agreement, or the consummation of the transactions contemplated hereby or thereby, other than any Governmental Approvals that have been obtained or made or that may be required to be obtained or made at a future date, which future Governmental Approvals could reasonably be expected to be obtained as and when required.

(f)            Class A Investment Intent; Unregistered Securities.  The Class A Units to be held by it will be acquired for investment for its own account, not with a view to the distribution of any part thereof, and, without in any way affecting its right to dispose of its Class A Units as permitted by the LLC Agreement, it has no present intention of selling, granting any participation in, or otherwise distributing the same.  It understands that the Class A Units are characterized as a “restricted security” under federal and state securities laws inasmuch as such securities are being acquired in a transaction contemplated hereunder not involving a public offering and that under such laws and applicable regulations such securities may not be resold in the absence of an effective registration statement covering the Class A Units or an exemption from registration under federal and state securities laws.

(g)           Accredited Investor.  It is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act of 1933, as amended.  It has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Class A Units; it has independently evaluated the risks and merits of purchasing the Class A Units and has independently determined that the Class A Units are a suitable investment for it; and it has sufficient financial resources to bear the loss of its entire investment in the Class A Units.

(h)           United States Person.  It (or if it is a disregarded entity, its owner) is a United States person not subject to withholding under Section 1446 of the Code.

(i)            No Other Representations.  It is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, by the Company, any Project Company, Noble Holdco, or any Guarantor except for the representations or warranties made for its benefit and expressly set out in the Contribution Agreement and, when executed and delivered, the LLC Agreement and any certificate delivered in connection with any of the foregoing.

(j)            Brokers.  No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereunder, based upon arrangements made by or on behalf of it, for which Noble Holdco, the Company or any Project Company will be responsible.

(k)           Participation in NYISO.  Neither it (nor any of its Affiliates) purchases electric energy through the wholesale market operated under the oversight of NYISO.

ARTICLE 3
PAYG CAPITAL CONTRIBUTIONS

3.01.       Obligation.

(a)           In accordance with the payment terms and procedures set forth in this Article 3, with respect to each Fiscal Quarter ending during the Contribution Period and the portion of the Fiscal Quarter at the end of the Contribution Period, each Class A Equity Investor shall make a cash capital contribution (each, a “PAYG Capital Contribution”) to the Company in an amount equal (i) to the Quarterly Contribution Amount for such Fiscal Quarter (or portion of a Fiscal Quarter in the case of the first and last Fiscal Quarters during the Contribution Period) multiplied by (ii) a fraction, the numerator of which is the number of Class A Units held by such Class A Equity Investor at the end of such Fiscal Quarter or portion of such Fiscal Quarter, as applicable, and the denominator of which is the total number of Class A Units issued and outstanding as of the end of such Fiscal Quarter or portion of such Fiscal Quarter, as applicable.

(b)           If, at any time during the Contribution Period, a Class A Equity Investor or its Affiliate (as defined in the LLC Agreement) becomes a Related Party and fails to comply with its obligations under Section 6.06 of the LLC Agreement and the Managing Member has complied with its obligations under Section 6.06(a) and (b) of the LLC Agreement, the PAYG Capital Contributions shall be adjusted as provided in Section 6.06(d) of the LLC Agreement and such Related Party shall be deemed to be an Acceptable Power Purchaser for purposes of determining the Eligible Energy Production and Quarterly Contribution Amount for all Fiscal Quarters or portions thereof during which it remains a Related Party.  If, at any time during the Contribution Period, a Class A Member becomes a Related Party as a result of the Managing Member failing to comply with its obligations under Section 6.06(a) or (b) of the LLC Agreement, then the PAYG Capital Contributions shall be reduced to the extent that the failure to qualify for PTCs is due to such Class A Member becoming a Related Party under the definitions of Eligible Energy Production and of Quarterly Contribution Amount and shall be further reduced in accordance with Section 6.06(d)(ii) of the LLC Agreement.

(c)           From and after the date that the Flip Rate (as defined in the LLC Agreement) occurs, if the Debt Obligations have not been repaid in full, the Company shall apply any and all PAYG Capital Contributions that are payable for Eligible Energy Production produced after such date to the optional prepayment of the Debt Obligations in accordance with the Debt Financing Documents until such Debt Obligations are repaid in full.

(d)           The obligation of each Class A Equity Investor to make PAYG Capital Contributions shall be terminated on the earliest to occur of:  (i) the last day of the Contribution Period (provided that any Class A Equity Investor shall remain obligated with respect to any PAYG Capital Contribution with respect to a Fiscal Quarter or portion thereof that has accrued prior to the last day of the Contribution Period in connection with such Class A Equity Investor’s Class A Units); (ii) the date title to all of the Class A Units is transferred from the Class A Member to the Administrative Agent or its designee pursuant to the exercise of remedies under the Equity Support Member Pledge Agreement or otherwise; and (iii) the date that the Flip Point (as defined in the LLC Agreement) occurs provided that the obligation to make PAYG Capital Contributions shall not terminate by reason of this clause (iii) until the date the Debt Obligations under the Debt Financing Documents have been repaid in full.

3.02.       Payment.  The Company shall calculate the PAYG Capital Contribution owed by the Class A Equity Investors with respect to each Fiscal Quarter or applicable portion thereof and shall submit an invoice for such amount (a “Contribution Invoice”) to the Class A Equity Investors within ten (10) Business Days of the end of such Fiscal Quarter or applicable portion thereof (or as soon as reasonably practicable after receipt by the Company of the NYISO production statements with respect to the relevant period).  Each Contribution Invoice shall include supporting materials reasonably satisfactory to the Class A Equity Investors evidencing the following information for the Fiscal Quarter or applicable portion thereof: the Eligible Energy Production, the total number of kWhs produced by the Wind Turbines and sold by the Project Companies to Acceptable Power Purchasers, and the number of Wind Turbines and Eligible Wind Turbines.  Within thirty (30) days after its receipt of a Contribution Invoice, each Class A Equity Investor shall make such PAYG Capital Contribution in immediately available funds to the Company.

3.03.       Adjustment.  If the Company or a Project Company receives an amended, revised or otherwise modified invoice or other written notice from an Acceptable Power Purchaser (a “Revised Invoice”) indicating that such Acceptable Power Purchaser has adjusted (either upward or downward) the number of kWhs that have been reflected in a Contribution Invoice or any revised Contribution Invoice previously delivered to the Class A Equity Investors pursuant hereto, or there is any other revision, adjustment or correction to the Eligible Energy Production, the number of Wind Turbines, or the number of Eligible Wind Turbines (which revision, adjustment or correction shall be made by the Company at the same time as, and shall be consistent with, the actual tax and accounting calculations and reports prepared by or on behalf of the Company with respect to the Eligible Energy Production), then, within ten (10) Business Days of its receipt of such Revised Invoice or other revision, adjustment or correction, the Company shall recalculate the Eligible Energy Production for the applicable Fiscal Quarter or applicable portion thereof and deliver to the Class A Equity Investors such Revised Invoice together with a revised Contribution Invoice (the “Revised Contribution Invoice”) setting forth the revised PAYG Capital Contribution (the “Revised PAYG Contribution”) for such Fiscal Quarter or applicable portion thereof.  Each Revised Contribution Invoice shall include supporting materials reasonably satisfactory to the Class A Equity Investors evidencing the applicable revisions.  If the Revised PAYG Contribution for a Fiscal Quarter or portion thereof exceeds the PAYG Capital Contribution for such Fiscal Quarter or applicable portion thereof, each Class A Equity Investor shall increase its PAYG Capital Contribution for the subsequent Fiscal Quarter(s) or applicable portion thereof by the amount of such excess (relative to the other Class A Equity Investors); provided that each Class A Equity Investor shall pay its share of such excess (relative to the other Class A Equity Investors) in immediately available funds to the Company within ten (10) Business Days after the end of such Fiscal Quarter or applicable portion thereof if such Fiscal Quarter or applicable portion thereof is the last one in the Contribution Period.  If the PAYG Capital Contribution for any Fiscal Quarter or applicable portion thereof exceeds the Revised Contribution Invoice for such Fiscal Quarter or applicable portion thereof and the Class A Equity Investors have already made their respective PAYG Capital Contributions in accordance with Section 3.02, each Class A Equity Investor shall be entitled to deduct its share of the amount of such excess (relative to the other Class A Equity Investors) from its respective PAYG Capital Contributions required for any subsequent Fiscal Quarter(s) or applicable portion thereof until such excess is paid in full; provided that the Company shall remit to each Class A Equity Investor an amount equal to its share of the amount of such excess (relative to the other Class A Equity Investors) within ten (10) Business Days after the end of such Fiscal Quarter or applicable portion thereof if such Fiscal Quarter or applicable portion thereof is the last one in the Contribution Period.

ARTICLE 4
PAYG CAPITAL CONTRIBUTIONS TREATMENT

4.01.       PAYG Capital Contributions Treatment.  Each PAYG Capital Contribution made by a Class A Equity Investor pursuant to Article 3 shall be a treated as a Capital Contribution by such Class A Equity Investor to the Company in the amount of such PAYG Capital Contribution and shall be made to the Operating Account (as defined in the Debt Financing Documents).

ARTICLE 5

CONDITIONS PRECEDENT

5.01.       Initial Equity Capital Contribution Date.  The effectiveness of this Agreement is subject to the occurrence of the Initial Equity Capital Contribution Date pursuant to the Contribution Agreement.

ARTICLE 6

MISCELLANEOUS

6.01.       Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or certified mail, return receipt requested, or by facsimile or other electronic transmission.  A notice, request or consent given under this Agreement is effective on receipt by the Party receiving it; provided that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day.  All notices, requests and consents to be sent to a Party must be sent to or made at the addresses given for that Party below (or to such other Person or address as a Party may previously have notified all other Parties pursuant to the provisions of this Section 6.01).  A copy of any notice, request or consent to the Company must be given to all of the other Parties.  Whenever any notice is required to be given by Applicable Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  The names and addresses for the service of notices referred to in this Section 6.01 are:

If to the Company, to:

Noble Environmental Power 2006 Hold Co, LLC

c/o Noble Environmental Power, LLC

8 Railroad Avenue

Second Floor, Suite 8

Essex, CT 06426

Attention:  Vice President Asset Management

Tel:  (860) 581-5010

Fax:  (860) 767-7041

If to Noble Holdco, to:

Noble Environmental Power Hold Co. Prime, LLC

c/o Noble Environmental Power, LLC

8 Railroad Avenue

Second Floor, Suite 8

Essex, CT 06426

Attention:  Vice President Asset Management

Tel:  (860) 581-5010

Fax:  (860) 767-7041

If to the Class A Equity Investors, to:

EFS Noble Holdings, LLC

120 Long Ridge Road

Stamford, CT 06927

Attention:  Portfolio Manager - Noble

Tel:  (203) 357-4000

Fax:  (203) 357-4501

and:

The address of any additional Class A Equity Investor shall be set forth in the relevant assignment agreement pursuant to which such Class A Equity Investor becomes a member of the Company.

Any Party may change the address or number to which notices to such Party are to be delivered by providing notice of such change to each other Party in the manner set forth above.

6.02.       No Third Party Beneficiaries.  Except as specifically provided in Section 6.03, this Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any right, claim, cause of action, or other interest herein.

6.03.       Amendment and Waiver.  Neither this Agreement nor any term hereof may be changed, amended, or terminated orally, but only by written act of all of the Parties (or, in respect of a waiver, the waiving Party or Parties) and, so long as there are any Debt Obligations, the required percentage of Lenders.  No failure or delay on the part of a Party hereto in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

6.04.       Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and legal representatives and permitted assigns.  No Party shall assign its rights and obligations under this Agreement without the prior written consent of the other Parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect; provided that (a) the Company may assign its rights under this Agreement to the Lenders as collateral for the obligations of the Company under the Debt Financing Documents and each other Party shall execute and deliver consents (in form and substance reasonably satisfactory to each such Party) to such assignment as may be reasonably requested by the Lenders; and (b) without the consent of any other Party, any Party may assign its rights and obligations hereunder in connection with a transfer of its Class A Units or Class B Units, as applicable, in accordance with the terms and conditions of the LLC Agreement and the Contribution Agreement.

6.05.       Governing Law.  This Agreement shall be deemed made and prepared and shall be governed, construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws thereof which may require the application of the law of another jurisdiction (other than Section 5-1401 of the General Obligations Law of the State of New York).

6.06.       Jurisdiction; Service of Process.  Each of the Parties hereto hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of New York and of any federal court located therein in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; agrees to waive any objection to venue in the State and County of New York; and agrees that, to the extent permitted by law, service of process in connection with any such proceeding may be effected by mailing in the same manner provided in Section 6.01.

6.07.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but each of which, when taken together, shall constitute one and the same instrument.

6.08.       Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

6.09.       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, (provided that the substance of the agreement between the Parties is not thereby materially altered) and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

6.10.       Entire Agreement.  This Agreement, together with the LLC Agreement, any consent entered into with the Lenders, any Equity Support Member Pledge Agreement, the Contribution Agreement, any Class A Equity Guaranty, and the Multi-Party Sideletter, constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.

6.11.       Confidentiality.

(a)           This Agreement and any information or documentation furnished hereunder or pursuant hereto shall be subject to the confidentiality requirements applicable to the Parties under the Contribution Agreement, including those set forth in Section 6.14 thereof.

(b)           Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the Tax treatment or Tax structure of any transaction contemplated by this Agreement (a “Transaction”) and each Party (and any employee, representative, or agent of any Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all other materials of any kind (including opinions or other Tax analyses) that are provided to any Party to the extent relating to such Tax treatment and Tax structure.  This Section 6.11(b) is intended to prevent the Transactions, including an investment in the Company, from being treated as a “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Code sections 6011, 6111 and 6112 (or any successor provision) and the Treasury Regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22), and shall be construed in a manner consistent with such purpose.

6.12.       Further Assurances.  Each Party hereto covenants and agrees (and, on and prior to the Initial Equity Capital Contribution Date, Noble Holdco covenants and agrees that it shall cause the Company) promptly to execute, deliver, file, or record such agreements, instruments, certificates and other documents and to do and perform such other and further acts and things as any other Party hereto may reasonably request or as otherwise may be necessary or proper to consummate the transactions contemplated hereby and to carry out the provisions of this Agreement.  For the avoidance of doubt, each Equity Investor shall use commercially reasonable efforts to assist the Company in providing any information necessary for any required or prudent regulatory filings and approvals, including such information about activities of such Equity Investor and its Affiliates (including filings with the Federal Energy Regulatory Commission under Sections 203, 204 and 205 of the Federal Power Act).

6.13.       Limitations of Liability.  NO PARTY SHALL BE LIABLE (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, EQUITY OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES WHICH CANNOT BE READILY ASCERTAINED AND QUANTIFIED, FOR ANY ACTION OR CLAIM BASED ON, RELATING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  THE OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT ARE OBLIGATIONS OF THE PARTIES ONLY, AND NO RECOURSE SHALL BE AVAILABLE UNDER THIS AGREEMENT AGAINST ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, OR AFFILIATE OF ANY PARTY.

6.14.       Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

6.15.       Noble Holdco Rights.  The Parties agree that if any Class A Equity Investor has breached this Agreement, Noble Holdco shall not exercise its rights or enforce the obligations of the Class A Equity Investor under this Agreement unless Noble Holdco determines that it is not satisfied with the exercise of the rights by the Company or the enforcement of the Class A Equity Investor’s obligations under this Agreement.  If Noble Holdco makes such a determination, Noble Holdco shall have the right to exercise its rights and enforce the Class A Equity Investor’s obligations under this Agreement.  On the date that title to the Class B Units is transferred from the Class B Equity Investor to the Administrative Agent or its designee pursuant to the exercise of remedies under the Noble Environmental Pledge Agreement executed by Noble Holdco and the Administrative Agent or otherwise, Noble Holdco shall cease to have any rights or obligations under this Agreement and shall no longer be a Party hereto.

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IN WITNESS WHEREOF, the Parties have caused this Pay-As-You-Go Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

EFS NOBLE HOLDINGS, LLC

By:	/s/ Gerald Friel
Name: Gerald J. Friel
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have caused this Pay-As-You-Go Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Pay-As-You-Go Capital Contribution Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

NOBLE ENVIRONMENTAL POWER HOLD CO. PRIME, LLC

By:	/s/ Charles C. Hinckley
Name: Charles C. Hinckley
Title: Chief Executive Officer